Exhibit 99.1

Transcept Pharmaceuticals Expects Complete Response Letter on Intermezzo®

New Drug Application Based on Teleconference with FDA

Pt. Richmond, CA – July 12, 2011 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) announced today that it expects to receive a Complete Response Letter from the U.S. Food and Drug Administration (FDA) regarding the resubmitted New Drug Application (NDA) for Intermezzo® (zolpidem tartrate sublingual tablet) on or before July 14, 2011, the PDUFA date assigned by the FDA for completion of the Intermezzo® NDA review. The FDA issues a Complete Response Letter to indicate that the review cycle for an NDA is complete and that the application is not ready for approval. The Intermezzo® NDA seeks approval to market Intermezzo® for use as needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep.

This update from Transcept is based on a teleconference with the FDA held earlier today during which the FDA expressed continued concerns about the safety profile of Intermezzo® based on information in the resubmitted NDA. Until Transcept receives the anticipated Complete Response Letter, the company has limited information as to the full extent of FDA concerns. After the Complete Response Letter is received, Transcept will announce additional information on the content of the letter and the company’s plans for the future regulatory development of Intermezzo®.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Transcept is developing Intermezzo® (zolpidem tartrate sublingual tablet) as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Transcept is also developing TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Forward Looking Statements

This press release contains forward looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). Transcept disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expectation that Transcept will received a Complete Response Letter from the FDA to the Intermezzo® NDA on or before July 14, 2011 and its plans to announce additional details on the content of the letter and its future plans for the regulatory development of Intermezzo® after receipt of the Complete Response Letter. Such statements are based on management’s current expectations, but actual events and results may differ materially due to various risks and uncertainties, including, but not limited to, whether and when FDA issues the Complete Response Letter and the ability of Transcept to provide additional details on its plan to develop Intermezzo® after receipt of the letter. See the “Risk Factors” section of Transcept periodic reports filed with the SEC for additional information about the risks of investing in Transcept. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com